Exhibit 99.1

EARNINGS RELEASE	April 28, 2009

NORTHWEST PIPE REPORTS FIRST QUARTER 2009 RESULTS

Vancouver, WA, April 28, 2009... Northwest Pipe Company (NASDAQ: NWPX) today reported sales of $81.4 million and per share earnings of $0.28 for the first quarter ended March 31, 2009. Net income for the quarter was $2.6 million. In the same quarter of 2008, sales were $94.0 million and net income was $5.0 million. Earnings per share in the first quarter of 2008 were $0.54.

Water Transmission Results

Revenues for the Water Transmission Group were $58.9 million in the first quarter of 2009 compared to $63.9 million in 2008. First quarter gross profit in 2009 was $11.3 million, or 19.2% of sales, compared to $14.5 million, or 22.6% of sales in 2008.

“Water Transmission revenues were generally as expected,” said Brian W. Dunham, President and Chief Executive Officer of the Company. “The quarter was adversely impacted by downtime due to installation of a new mill and weather-related delays at our plants.”

Tubular Products Results

The Tubular Products Group sales were $22.5 million in the first quarter of 2009, compared to $30.1 million in 2008. Gross profit for the quarter was $1.4 million, or 6.4% of sales, compared to $3.3 million, or 11.1% of sales for 2008.

“The decline in Tubular Products revenues was also expected,” said Dunham. “The combination of falling demand in our difficult economy and rapidly declining selling prices led to both lower revenues and lower gross profits.”

Outlook

“Looking ahead, we expect another challenging quarter before seeing improvement in the second half of the year,” continued Dunham. “Our backlog grew to $205 million during the quarter and, while this is clearly a positive, we have a greater than usual amount of backlog that is not ready for current production. The backlog is also uneven across our plants. Some have substantial backlogs and others are relatively light. Accordingly, we expect our Water Transmission production will be slow in the second quarter, similar to the first quarter. We expect another good bookings quarter which should lead to a higher backlog at June 30th and stronger production schedules over the last half of the year.”

“The Tubular Products business will continue to be challenged until we see some recovery in the economy in general and in natural gas exploration in particular,” stated Dunham. “At this time, we do not expect to see these market improvements until at least the second half of the year.”

“Our Northwest Pipe Asia subsidiary is off to a good start,” said Dunham. “They delivered and installed a mill for us in our California facility and are finalizing the installation of another mill for a customer in Asia. We continue to expect positive but modest results from this group as well as insights into international projects.”

Northwest Pipe is making progress on its new Bossier City, Louisiana facility. “Equipment installation is continuing at this site,” said Dunham. “We are a little behind schedule but expect to be ready to produce pipe in August. Obviously, market conditions today do not support full production from this new operation but we believe that the broad mix of products - OCTG, line pipe, and standard pipe - plus some economic recovery, will enable a phased start up at that time.”

About Northwest Pipe Company

Northwest Pipe Company manufactures welded steel pipe and other products in two business groups. Its Water Transmission Group is the leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of applications including construction, agricultural, energy, traffic and other commercial and industrial uses. The Company is headquartered in Vancouver, Washington and has ten manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Brian Dunham and statements in the “Outlook” section of this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, Company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including project delays, changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, and other risks described from time to time in the Company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

Conference Call

The Company’s first quarter 2009 earnings conference call will be held on Tuesday, April 28, 2009, at 8:00 a.m. PDT via live internet webcast. The conference broadcast can be accessed at the “Investor Relations” section of the Company’s website located at http://www.nwpipe.com. For those unable to listen to the live broadcast, a replay will be available at the Investor Relations section of the Company’s website (www.nwpipe.com) or by dialing 866-434-5270 with the password 6301 approximately one hour after the event.

CONTACT:	Brian Dunham, Chief Executive Officer 360-397-6300

Stephanie Welty, Chief Financial Officer 360-397-6323

NORTHWEST PIPE COMPANY

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended March 31
	2009	2008
Net Sales:
Water Transmission	$58,855	$63,869
Tubular Products	22,548	30,134

Net Sales	81,403	94,003
Cost of Sales:
Water Transmission	47,563	49,416
Tubular Products	21,103	26,802

Total Cost of Sales	68,666	76,218
Gross Profit:
Water Transmission	11,292	14,453
Tubular Products	1,445	3,332

Gross Profit	12,737	17,785
Selling, General, and Administrative	7,245	7,961

Operating Income	5,492	9,824
Interest Expense, Net	1,226	1,806

Income Before Income Taxes	4,266	8,018
Provision for Income Taxes	1,636	2,971

Net Income	$2,630	$5,047

Basic Earnings per Share	$0.29	$0.56

Diluted Earnings per Share	$0.28	$0.54

Shares Used in Per Share Calculation:
Basic	9,219	9,087

Diluted	9,353	9,307

NORTHWEST PIPE COMPANY

CONDENSED SELECTED BALANCE SHEET AND OTHER DATA (Unaudited)

(Dollar amounts in thousands)

	March 31 2009	December 31 2008
Assets:
Cash and Cash Equivalents	$104	$90
Trade and Other Receivables, Net	57,545	75,923
Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts	98,187	106,234
Inventories	75,411	87,348
Other Current Assets	13,025	12,436

Total Current Assets	244,272	282,031
Property and Equipment, Net	198,195	194,035
Other Assets	33,924	33,368

Total Assets	$476,391	$509,434

Liabilities:
Current Maturities of Long-Term Debt	$6,555	$6,543
Accounts Payable	26,127	34,109
Accrued Liabilities	10,311	10,111
Billings in Excess of Cost and Estimated Earnings on Uncompleted Contracts	3,488	8,020

Total Current Liabilities	46,481	58,783
Long-Term Note Payable to Financial Institution	58,894	82,065
Other Long-Term Debt, Less Current Maturities	29,377	32,379
Other Liabilities	46,894	44,646

Total Liabilities	181,646	217,873
Stockholders’ Equity	294,745	291,561

Total Liabilities and Stockholders’ Equity	$476,391	$509,434